Exhibit 19.1

HERBALIFE LTD.

INSIDER TRADING COMPLIANCE POLICY

I.
Statement of Purpose

Herbalife Ltd. (together with its subsidiaries, the “Company”) has adopted this Insider Trading Compliance Policy (this “Policy”) regarding transactions involving securities. It is the Company’s policy that under no circumstances may any Insider (as defined below) use Material Nonpublic Information (as defined below) regarding the Company or any other entities for his or her benefit or, subject to certain limited exceptions set forth in Sections VII and VIII below, trade in any securities while in possession of such information.

Federal and state laws prohibit buying, selling or otherwise transacting in securities by persons who have material information that has not been disclosed or is not available broadly to the public (such transactions are commonly referred to as “insider trading”). These laws also prohibit persons with such material nonpublic information from disclosing this information to others who trade.

As an Insider, you are responsible for seeing that you do not violate federal or state securities laws or this Policy. The Company designed this Policy to promote compliance with the federal securities laws that prohibit insider trading and to provide guidelines when it comes to trading or otherwise transacting in Company securities. However, these guidelines are not intended to replace your responsibility to understand and comply with all federal and state securities laws relating to securities trading generally or prohibiting insider trading. Appropriate judgment should be exercised in connection with all securities trading. This Policy is different from and complements, and does not replace, the Company’s Corporate Code of Business Conduct and Analyst and Investor Relations Communications Policy. If you have questions regarding this Policy or applicable law, please contact the General Counsel’s office.

II.
Scope
A.
Securities. This Policy applies to all transactions in Company securities, including, without limitation, common shares, stock appreciation rights, restricted stock units, options for common shares and any other securities the Company may issue from time to time, such as preferred shares, warrants and debt, as well as derivative securities relating to Company securities, and all securities of other entities. This Policy applies to all such securities regardless of whether they are held in a brokerage account, a 401(k) or similar account, through an employee stock purchase plan or otherwise. For a definition of “trading” and “transactions,” see Part III.D of this Policy.
B.
Insiders. This Policy applies to all directors, officers and employees of the Company, as well as their immediate family members, any individual who lives in the household of any of the foregoing persons (other than household employees), any individual whose trading is directed by, or subject to the influence or control of, any of the foregoing persons, any corporation or other business entity controlled or managed by any of the foregoing persons (other than the Company), and any trusts for which any of the foregoing persons are the trustee or have a beneficial or financial interest (each, an “Insider”).
C.
Company Transactions. From time to time, the Company may engage in transactions in Company securities. It is the Company’s policy to comply with all applicable federal and state securities laws (including appropriate approvals by the board of directors or appropriate committee, if required) when engaging in transactions in Company securities.
D.
Applicability. This Policy applies globally and accordingly is applicable to citizens or residents of countries in addition to the United States.
III.
Definition of Material Nonpublic Information

A.
Material Information. Information is considered “material” if a reasonable investor would consider that information important in making an investment decision to buy, hold or sell securities, or it would be viewed by a reasonable investor as significantly altering the total mix of information available publicly about the Company (or in the case of the securities of a third party, the third party). Please also note that positive or negative information may be material. The materiality of information depends on facts and circumstances of the situation, and while there is no bright-line standard for assessing materiality, materiality is often evaluated with the benefit of hindsight. Depending on the circumstances, common examples of information that may be material include:
•
earnings, revenue or similar financial information;
•
financial results;
•
quarterly or annual earnings, revenues or other financial performance that is significantly different than analysts’ consensus;
•
unpublished financial reports or projections;
•
guidance or changes in guidance regarding earnings, revenues or other financial performance;
•
extraordinary borrowing or liquidity problems;
•
changes in control;
•
changes in or significant disputes with directors, senior management or auditors;
•
information about current, proposed or contemplated or significant corporate transactions, including but not limited to financing transactions, corporate restructurings, acquisitions, joint ventures or partnerships, and sales or dispositions of a material subsidiary;
•
significant operational incidents, including but not limited to major environmental, supply chain, production, product safety, or cybersecurity issues
•
significant sale of or other changes in Company or subsidiary assets;
•
changes in dividend and stock repurchase policies or the declaration of a stock split or the proposed or contemplated issuance, sale, redemption or repurchase of securities, including tender offers or exchange offers;
•
material defaults under agreements or actions by creditors, clients or suppliers relating to a company’s credit rating;
•
the gain or loss of a substantial customer or supplier;
•
information about major contracts;
•
significant new product developments or innovations;
•
the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster or breakdown of labor negotiations;
•
institution of, or developments in, major litigation, government investigations or regulatory actions or proceedings; and
•
other favorable or unfavorable significant business developments.

The above are only examples; many other types of information may be considered material depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. The U.S. Securities and Exchange Commission (“SEC”), as well as New York Stock Exchange (“NYSE”) investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. If you have questions regarding specific transactions, please contact the General Counsel’s office.

B.
Nonpublic Information. Nonpublic information is information that has not been disclosed or otherwise made available broadly to the public. The Company considers information to be available broadly to the public only when:
•
it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, SEC filing or a widely disseminated statement from an authorized senior officer); and
•
one full Trading Day has lapsed following such public disclosure.

“Trading Day” means any day on which the NYSE is open for trading.

IV.
Prohibited Transactions of Insiders
A.
Trading in Material Nonpublic Information. Insiders may not buy, sell or otherwise transact in Company securities, or another entity’s securities, when such person has Material Nonpublic Information about that company. Another entity may include the Company’s customers and suppliers or an entity with which the Company is negotiating a major transaction or agreement.
B.
Tipping. Insiders may not convey Material Nonpublic Information about the Company or another entity to others. Insiders may not suggest that anyone purchase or sell or hold any entity’s securities while they are aware of Material Nonpublic Information about that entity. These practices, known as “tipping,” also violate the federal securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed Material Nonpublic Information. “Tipping” is always prohibited.
C.
Hedging, Pledging, Margin Accounts and Other Speculative Transactions. It is against Company policy for Insiders to engage in speculative transactions in Company securities at all times. As such, Insiders may not engage in: (a) short sales (selling Company securities the Insider does not own); (b) transactions involving options or other derivatives on Company securities, such as puts or calls on Company securities; or (c) hedging or monetization transactions or similar arrangements with respect to Company securities. Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in insider trading. As a result, Insiders may not hold Company securities in any margin account or pledge Company securities as collateral for a loan.
D.
Definition of “Trading” or “Transactions”. For purposes of this Policy, references to “trading” and “transactions” or any similar words mean broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, which includes, among other things:
•
purchases or sales of securities in public markets or private transactions;
•
exercises, or sales of securities obtained through the exercise, of stock appreciation rights, stock options or derivatives;
•
sales of securities obtained through the vesting of restricted stock units or performance stock units;
•
sales of securities purchased through employee stock purchase plans, as well as changes in enrollment or elections in such plans;
•
pledges, gifts or contributions of securities; and
•
offers or proposals to conduct any of the transactions listed above.

E.
Short-Term Trading. Individuals identified in Section V.A.(i) and (ii) are prohibited from engaging in short-term or “short-swing” transactions in Company securities (generally defined as selling Company securities within six months following a purchase) and are required to comply with the reporting obligations set forth in Section 16 of the Securities Exchange Act of 1934, as amended.
F.
Post-Insider Transactions. This Policy continues to apply to an Insider when he or she ceases to be an Insider. An Insider who is aware of Material Non-Public Information about the Company when he or she ceases to be an Insider, is prohibited from trading in Company securities until that information has been disclosed or otherwise become available broadly to the public or is no longer material.
V.
Blackout Periods
A.
Blackout Periods and Open Windows of Covered Persons. The Company has determined that (i) members of the Herbalife Ltd. board of directors (“Board Members”), (ii) all Herbalife Ltd. Section 16 Officers, as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”), and (iii) certain employees of the Company, including certain employees from the Company’s Finance, Accounting, Legal, Corporate Communications, Investor Relations and Marketing departments, identified from time to time as having access to the Company’s financial results or other material information (such individuals, “Covered Persons”), are prohibited from trading in Company securities during the period beginning at the close of the NYSE market (1:00 p.m. Pacific Time) on the twenty-first calendar day before the end of any fiscal quarter or year and continuing through the open of the NYSE market (6:30 a.m. Pacific Time) on the Trading Day after one full Trading Day has elapsed since the Company’s release of financial results for such quarter or year (the “Quarterly Blackout Window”). For example, if the Company’s third quarter ends on September 30, and the Company reports its third quarter financial results in a given year after the market closes on November 1, the Quarterly Blackout Window for that quarter would start on the close of the market on September 10 and extend until the open of the market on November 3. In the sole discretion of the General Counsel certain Covered Persons may be subject to a partial or shortened Quarterly Blackout Window based on the nature of such individual’s role within the Company or access to material information about the Company.

In light of these restrictions, if you intend to sell Company securities at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5‑1 trading plan, as discussed below in Section VII.

B.
Transactional or Other Blackout Periods for Insiders. From time to time, even when the Company is not in a Quarterly Blackout Window, the Company may close trading or impose special blackout periods due to developments (such as a significant event or transaction) that involve Material Nonpublic Information about the Company. In such cases, the General Counsel’s office will notify particular Insiders, who may or may not be Covered Persons, that they should not engage in any transactions involving Company securities during such special blackout period and should not disclose to others the fact that trading has been prohibited.
C.
Open Trading Windows. Even during an open trading window, Insiders may not trade in Company securities if the Insider is aware of Material Nonpublic Information about the Company. Although the Company endeavors to monitor when employees might have access to Material Nonpublic Information and communicate timely guidance to employees to refrain from trading in Company securities, it is ultimately your responsibility to understand and comply with this Policy and applicable federal and state law prohibitions against insider trading regardless of whether you received such guidance.
VI.
Permitted Transactions

The below transactions in Company securities are exempt from the trading restrictions in this Policy:

A.
Exercises of Expiring Stock Options or SARs. Exercises (including any net-settled exercise) of Company stock options or stock appreciation rights if no shares are to be sold in the open market as part of such exercise and only if those stock options or stock appreciation rights are going to expire during any blackout period applicable to the Insider or while the Insider is in possession of Material Nonpublic Information. In this case, such expiring stock options or stock appreciation rights may only be exercised on the last Trading Day prior to the expiration of such award. Insiders may not, however, sell shares issued upon the exercise of such expiring stock options or stock appreciation rights (including same-day sales and cashless exercises where a portion of the shares issued upon exercise is sold and the proceeds therefrom are used to cover the option or exercise price or any tax withholding obligations) until the expiration of such blackout period or once such Insider is no longer in possession of Material Nonpublic Information.
B.
Tax Withholding and Vesting of Awards. (1) Withholding of shares by the Company to satisfy the Company’s minimum tax withholding obligations due upon the exercise of stock options or stock appreciation rights or upon the vesting of any Company restricted stock units or performance stock units and (2) the vesting of Company stock options, stock appreciation rights, restricted stock units or performance stock units.
C.
Employee Stock Purchase Plan Purchases. Purchases of Company securities made pursuant to the Company’s Employee Stock Purchase Plan (“ESPP”) or any similar plan pursuant to an employee’s election, so long as the Insider’s enrollment in the ESPP or other plan was not made during a blackout period applicable to them and, at the time of the enrollment, such Insider was not in possession of Material Nonpublic Information. However, you cannot elect to participate or terminate your participation in the ESPP or other plan, or change the amount of your payroll deductions with respect to the ESPP or other plan, during a blackout period or while you are in possession of Material Nonpublic Information.
D.
Rule 10b5-1 Trading Plans. Automatic trading pursuant to a written trading plan established in accordance with the conditions described below in Section VII.
VII.
Rule 10b5-1 Trading Plans

Pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), you may pre-arrange trades in Company securities by entering into a written trading plan. Trading plans can be established for a single trade or a series of trades. A trading plan must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, a trading plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan.

The restrictions on trading set forth in this Policy shall not apply to trades made pursuant to Rule 10b5-1 trading plans, provided the following requirements are met:

•
The Insider entered into the Rule 10b5-1 trading plan outside any applicable blackout period, including any Quarterly Blackout Period, and while such Insider was not in possession of Material Nonpublic Information.
•
Once the Rule 10b5-1 trading plan is adopted, such Insider is not permitted to exercise any influence over how, when or whether the trades are made, including the amount of securities to be traded, the price at which the securities are to be traded or the date of any trade.
•
The first trade under the Rule 10b5-1 trading plan does not occur (i) for a Section 16 Reporting Person (as defined below): until the later of (a) ninety-one (91) days after adoption of such plan and (b) three (3) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted (but not to exceed one-hundred-twenty-one (121) days following the adoption of the Plan); and (ii) for Insiders other than Section 16 Reporting Persons: at least thirty-one (31) days after adoption of the plan, in each case, after the plan has been approved by the General Counsel’s office. These waiting periods are collectively referred to as the “Cooling-Off Period.”
•
An Insider may (i) only adopt one single-trade Rule 10b5-1 trading plan during the 12-month period immediately following an adoption of another single-trade Rule 10b5-1 trading plan and (ii) have no more than one Rule 10b5-1 trading plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited). Notwithstanding the forgoing, an Insider may: (x) have separate contracts with different broker-dealers to execute trades pursuant to a single Rule 10b5-1 trading plan; (y) simultaneously maintain two Rule 10b5-1 plans if one of them is a successor trading plan under which trades are not scheduled to begin until completion or expiration of the predecessor plan; (z) have an overlapping Rule 10b5-1 trading plan that is incidental to satisfying income tax withholding obligations in connection with certain equity compensation awards (i.e., a sell-to-cover plan), provided that the award holder does not exercise control over the timing of any sale thereunder.

All Rule 10b5-1 trading plans must be reviewed and approved in advance of their establishment by the General Counsel’s office. Any modification of a pre-approved Rule 10b5-1 trading plan must also be reviewed and approved in advance by the General Counsel’s office. In addition, any modification of a pre-approved Rule 10b5-1 trading plan must occur outside any applicable blackout period, including any Quarterly Blackout Period, and while such Insider is not in possession of Material Nonpublic Information. All modifications are considered to be a termination of the existing plan and the adoption of a new plan that must comply with the requirements of Rule 10b5-1, including being subject to a new Cooling-Off Period. Approval of a Rule 10b5-1 trading plan or any modifications thereto does not relieve anyone of his or her responsibility under federal and state securities laws. Terminations of Rule 10b5-1 trading plans are discouraged at such times that Insiders are in possession of Material Nonpublic Information or during any applicable blackout period, including any Quarterly Blackout Period, as such termination may give rise to the loss of the affirmative defense provided by Rule 10b5-1(c). Termination of a Rule 10b5-1 trading plan does not relieve anyone of his or her responsibility under federal and state securities laws.

VIII.
Pre-Clearance
A.
Section 16 Officers and Members of the Board of Directors. The Company requires its Section 16 Officers and Board Members (collectively, the “Section 16 Reporting Persons”) to contact the General Counsel in advance of establishing a Rule 10b5-1 trading plan or making any purchase, sale, gift, or other trade of Company securities and to obtain prior approval of the transaction. Approval for transactions will generally be granted only during an open trading window. The pre-clearance policy also applies to immediate family members, anyone that lives in the Section 16 Reporting Person’s household (other than household employees) and any individual whose transactions are directed by or subject to the influence or control of a Section 16 Reporting Person, any corporation or other business entity controlled or managed by a Section 16 Person, and any trusts for which a Section 16 Reporting Person is the trustee or has a beneficial or financial interest. Pre-clearance does not relieve anyone of his or her responsibility under federal and state securities laws.

A request for pre-clearance must be in writing, should be made in advance of the proposed transaction and should include the identity of the securityholder, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale or an option exercise), the proposed date of the transaction and the number of securities to be involved. In addition, the Section 16 Reporting Person must certify that he, she or it is not in possession of Material Non-Public Information about the Company or security, and, with respect to establishing a Rule 105b-1 trading plan, must further certify that he, she or it is entering into the plan in good faith and will act in good faith during the duration of the Rule 10b5-1 trading plan, which is not part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

If a transaction is approved under the pre-clearance policy, the transaction must be executed within seven calendar days after the approval is obtained, but regardless may not be executed if the Section 16

Reporting Person acquires Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed. The General Counsel may additionally revoke pre-clearance at any time before the occurrence of the transaction and is under no obligation to provide pre-clearance for a particular transaction.

If a proposed transaction is not approved under the pre-clearance policy, the Section 16 Reporting Person should refrain from initiating any transaction in Company securities and should not inform anyone within or outside of the Company of the restriction. Any transaction effected under a Rule 10b5-1 trading plan (discussed above) will not require pre-clearance at the time of the transaction.

The General Counsel may not trade in Company securities unless the Company’s Chief Financial Officer, in consultation with the Company’s outside counsel, has approved the trade in accordance with the procedures set forth herein.

B.
Other Insiders. The General Counsel may, from time to time, find it necessary to require pre-clearance of trades in Company securities for certain additional Insiders who are not Section 16 Reporting Persons. If this becomes necessary, the General Counsel will notify affected individuals, who should thereafter comply with the pre-clearance policy described above.
IX.
General Counsel.

Actions to be performed by the General Counsel hereunder may be performed by his or her designee, provided that pre-clearance and Rule 10b5-1 trading plan approval authority may only be delegated to another employee whom the General Counsel has a reasonable basis to conclude is adequately familiar with applicable federal and state securities laws

X.
Unauthorized Disclosure.

Insiders must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with federal and state securities laws. All information you learn about the Company or its business plans is potentially Material Nonpublic Information until it is publicly disclosed. Insiders should treat this information as confidential and proprietary to the Company. Insiders may not disclose it to others, such as family members, other relatives, or business or social acquaintances, as set forth in this Policy and the Company’s Confidential Company Information Policy (Policy 7.41).

Also, legal rules, including those of the SEC and NYSE, govern the timing and nature of the Company’s disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, the Company permits only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Analyst and Investor Relations Communications Policy (Policy 7.62). If you receive inquiries of this nature, refer them to the Company’s Investor Relations team.

XI.
Further Information

All inquiries regarding this Policy should be addressed to the General Counsel’s office. This Policy may be amended at any time at the discretion of the General Counsel, provided that any material modifications, changes, or amendments to this Policy must be approved by the Board of Directors of Herbalife Ltd.

XII.
Penalties

If you violate the securities laws prohibiting insider trading, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million.

You also may have to serve a jail sentence of up to 20 years. If you “tip,” you may be subject to large fines even if you did not profit from the improper acts of the party who bought, held or sold securities on the basis of the Material Nonpublic Information you provided. In addition, the Company may face civil penalties up to the greater of $1.425 million (subject to adjustment for inflation), or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million.

Both the SEC and NYSE are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute insider trading.

Additionally, anyone who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.

XIII.
Acknowledgment

This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully. All directors, officers, employees shall execute and return the acknowledgment form attached hereto as Exhibit A promptly upon request of the General Counsel’s office. Thereafter, all directors, officers, employees should review this Policy on an as needed basis and at least once annually. The General Counsel’s office may ask you to re-submit the acknowledgment form on an annual basis and/or to certify that you have complied fully with this Policy during any calendar year.

Exhibit A

ACKNOWLEDGMENT CONCERNING INSIDER TRADING COMPLIANCE POLICY

The undersigned hereby acknowledges receipt of the Herbalife Ltd. Insider Trading Compliance Policy (Policy 7.61), and that the undersigned has read and understands such policy and agrees to comply fully with all policies, procedures and terms contained therein for the entirety of their tenure as an Insider and Covered Person, as designated by Herbalife Ltd.

[The undersigned hereby certifies, to the best of my knowledge, that during the calendar year ending December 31, 20__, I have complied fully with all policies, procedures and terms contained in the Herbalife Ltd. Insider Trading Compliance Policy (Policy 7.61).]

Signature: _________________________

Name: _________________________

Date: _________________________